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                                                                    EXHIBIT 5.1



                                King & Spalding
                              191 Peachtree Street
                             Atlanta, Georgia 30303
                           Telephone: (404) 572-4600
                           Facsimile: (404) 572-5100


                                November 8, 1999



Lanier Worldwide, Inc.
2300 Parklake Drive
Atlanta, Georgia 30345

         Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

        We have acted as counsel for Lanier Worldwide, Inc. (the "Company") in connection with the preparation and filing of a registration statement on Form S-8 (the "Registration Statement"), relating to the registration by the Company under the Securities Act of 1933, as amended (the "Act"), of up to 3,900,000 shares of the Company's common stock, par value $.01 per share (the "SIP Common Stock"), to be issued by the Company from time to time pursuant to the Lanier Worldwide, Inc. Savings Incentive Plan (the "SIP"), up to 500,000 shares of Common Stock (the "ESPP Common Stock") to be issued by the Company from time to time pursuant to the Lanier Worldwide, Inc. Employee Stock Purchase Plan (the "Stock Purchase Plan"), up to 200,000 shares of Common Stock (the "Deferred Director Plan Common Stock") to be issued by the Company from time to time pursuant to the Lanier Worldwide, Inc. Deferred Compensation Plan for Directors (the "Director Plan") and up to 8,000,000 shares of Common Stock (the "Stock Incentive Plan Common Stock" and, together with the SIP Common Stock, the ESPP Common Stock and the Deferred Director Plan Common Stock, the "Plan Common Stock") to be issued by the Company from time to time pursuant to the Lanier Worldwide, Inc. Stock Incentive Plan (the "Stock Incentive Plan" and, together with the SIP, the Stock Purchase Plan and the Director Plan, the "Plans"). Each share of Plan Common Stock will be accompanied by one preferred stock purchase right issued pursuant to the Rights Agreement between the Company and ChaseMellon Shareholders Services, L.L.C., as Rights Agent.

        As such counsel, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate.

        For purposes of this opinion, we have assumed the following: (i) the Plan Common Stock that may be issued pursuant to any of the Plans or upon exercise of any options granted pursuant to the Plans will continue to be duly authorized on any dates of such issuance and (ii) on the date on which any option granted pursuant to a Plan is exercised, such option will have been duly executed, issued and delivered by the Company and will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

        Our opinions are based solely on and limited to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. Our opinions are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

        Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

        a.     The Plan Common Stock is duly authorized; and
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         b.  When the Plan Common Stock is issued pursuant to the Plans or upon the exercise of an option granted pursuant to a Plan against payment therefor, as the case may be, as provided in the Plans, such Plan Common Stock will be validly issued, fully paid and nonassessable.

         This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This letter is being rendered solely for the benefit of Lanier Worldwide, Inc. in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                       Very truly yours,



                                       /s/ KING & SPALDING